Exhibit 99.1

NEWS RELEASE

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER AND SIX MONTHS
 ENDED JUNE 30, 2009

Syosset, NY – August 14, 2009 – Porta Systems Corp. (OTC.BB:PORT) today reported an operating loss for the quarter ended June 30, 2009 of $91,000 compared to operating income of  $192,000 for the quarter ended June 30, 2008.  The net loss for the quarter ended June 30, 2009, was $571,000, ($0.06) per share (basic and diluted), compared to a net loss for the quarter ended June 30, 2008, of $408,000, ($0.45) per share (basic and diluted).

The Company reported operating income for the six months ended June 30, 2009 of $203,000 compared to operating income of $263,000 for the six months ended June 30, 2008.  The Company recorded a net loss of $395,000, ($0.04) per share (basic and diluted) for the six months ended June 30, 2009, compared to the net loss of $946,000, ($1.05) per share (basic and diluted) for the six months ended June 30, 2008.

Sales were $6,422,000 for the quarter ended June 30, 2009 versus $6,677,000 for the quarter ended June 30, 2008, a decrease of approximately $255,000 (4%).  Copper Connection/Protection sales were $4,889,000 for the quarter ended June 30, 2009 versus $5,455,000 for the quarter ended June 30, 2008, a decrease of $566,000 (10%).  The decrease was primarily due to decreased sales to British Telecommunications and its systems integrators of approximately $1,400,000 partially offset by increased sales to Telmex of $720,000.  Signal Processing sales for the quarter ended June 30, 2009 were $1,533,000 versus $1,222,000 for the quarter ended June 30, 2008, an increase of $311,000 (25%). The increase in Signal revenue was primarily due to an increase in orders placed by the military sector.

Sales were $14,075,000 for the six months ended June 30, 2009 versus $13,222,000 for the six months ended June 30, 2008, an increase of approximately $853,000 (6%).  Copper Connection/Protection sales were $11,109,000 for the six months ended June 30, 2009 versus $10,847,000 for the six months ended June 30, 2008, an increase of $262,000 (2%). The increase in

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Porta Systems Corp. Press Release August 14, 2009	Page 2

sales was primarily a result of increased sales to Telmex of approximately $2,137,000 offset by decreased sales to British Telecommunications and its systems integrators of approximately $985,000 and a decline in sales of $761,000 to another customer, which was less than a 10% customer in the six months ended June 30, 2008. Signal Processing sales for the six months ended June 30, 2009 were $2,966,000 versus $2,375,000 for the six months ended June 30, 2008, an increase of $591,000 (25%).  The increase in sales results from increased military orders received during the six month period.

The overall gross margin was 24% for the quarter ended June 30, 2009, compared to 28% for the quarter ended June 30, 2008.  Gross margin of the six months ended June 30, 2009 was 25% compared to 28% for the six months ended June 30, 2008.  The decrease for the quarter and six months is primarily related to the strength of the dollar against the British pound and a change in product mix in the connection/protection segment. We do not engage in hedging to reduce the impact of currency fluctuations.

Operating expenses for the quarter ended June 30, 2009 remained generally constant from the same period in 2008. Operating expenses for the six months ended June 30, 2009 decreased $122,000 (4%) to $3,298,000 from $3,420,000 for the same period in 2008. The decrease results primarily from a reduction in advertising, overall cost cutting initiatives, and reduced research and development expenses offset in part by an increase in professional fees.

Interest expense (net of interest and other income) decreased by $161,000 for the quarter ended June 30, 2009 compared to the quarter ended June 30, 2008 and decreased by $723,000 for the six months ended June 30, 2009 as compared to the same period in 2008. The decreases were primarily related to the completion of a troubled debt restructuring (as defined under SFAS 15) on July 31, 2008.  As a result of the troubled debt restructuring, interest on the senior and subordinated debt through their respective maturity dates was added to the amount of the debt on the balance sheet, and is not reflected as interest expense subsequent to the date of the restructuring. On January 1, 2009, the payment terms for the 12.5% senior note and the floating rate working capital note were revised and extended, and on May 1, 2009, June 1, 2009 and August 1, 2009, the payment terms for the floating rate working capital senior note were revised and extended.  Since these modifications resulted in additional interest to be paid over the maturity of the debt, under SFAS 15, the additional interest resulting from the revised payment schedule is accrued.  During the six months ended June 30, 2009 we recorded approximately $364,000 of accrued interest on the 12.5% senior debt, which included $178,500 which, under SFAS 15, should have been accrued in the quarter ended March 31, 2009.

Interest at the stated interest rates on the restructured debt would have been $447,000 for the quarter ended June 30, 2009 and $899,000 for the six months ended June 30, 2009, if the debt had not been treated as a troubled debt restructuring. Since the subordinated debentures have not been restructured, the interest on those debentures is recorded as a current period cost.
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Porta Systems Corp. Press Release August 14, 2009	Page 3

Effective August 1, 2009, the working capital senior note was replaced with a new working capital note in the amount of $1,452,447.  The new note provides for monthly payments of $125,000 commencing August 31, 2009, with a final payment of the remaining principal and interest on July 31, 2010.  Payments are applied first to accrued interest and any remainder to principal.   The new working capital note is collateralized by all of the assets of the Company which also secure the existing senior debt.  Our senior lender has advised us that it would not advance new funds to us. If we are not able to generate sufficient revenue to enable us to meet our obligations or obtain financing from our senior lender, we would not be able to continue in business, and it would be likely that we would seek protection under the Bankruptcy Code.

On July 31, 2008, the Company amended its certificate of incorporation to effect a one-for-11.11 reverse split pursuant to which each share of common stock was converted into 0.0900090009 share of common stock.  The financial statements give retroactive effect to the reverse split.

The present economic climate has resulted in a decline in demand for capital goods and has made credit more difficult to obtain for both the Company and its customers.  As a result, the current economic slowdown may continue to seriously affect our business to the extent that our customers reduce or defer their purchases.  If we are not able to develop new business and if our customers reduce or defer the purchase of our products, or we are unable to pay the senior debt in accordance with its terms, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Code.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2008 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2008 and the Form 10-Q for the quarter ended June 30, 2009.  In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Six Months ended June 30,
(in thousands except per share amounts)
Unaudited

	Quarter ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Sales	$6,422	$6,677	$14,075	$13,222

Gross profit	1,566	1,846	3,501	3,683

Total operating expenses	1,657	1,654	3,298	3,420

Operating (loss) income	(91)	192	203	263

Interest expense, net of interest and other
income	(427)	(588)	(450)	(1,173)

Loss before income taxes	(518)	(396)	(247)	(910)

Income tax expense	(53)	(12)	(148)	(36)

Net loss	$(571)	$(408)	$(395)	$(946)

Per share data:

Basic and diluted per share amounts:

Net loss per share	$(0.06)	$(0.45)	$(0.04)	$(1.05)

Weighted average shares outstanding	9,955	905	9,955	905

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